UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2005

POWER EFFICIENCY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-31805	22-3337365
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3900 Paradise Road, Suite 283, Las Vegas, NV		89109
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (702) 697-0377

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01.  Entry into a Material Definitive Agreement

Placement Agency Agreement

In conjunction with the Offering, described below in Item 3.02. Unregistered Sales of Equity Securities, the Registrant entered into an agreement with the Placement Agent (the “Placement Agency Agreement”). The Placement Agency Agreement requires, among other things, the Registrant to pay certain fees related to the Offering; provides the Placement Agent a right of first refusal to manage any private or public offering of equity securities of the Company, under certain defined conditions, for a period of one year after the Offering; requires the Registrant to enter Lock-Up Agreements (as defined below) with all of the Registrant’s directors, officers and significant shareholders; grants the investors in the Offering and the Placement Agent certain registration rights, which require the Registrant to register their Common Stock as well as the Common Stock underlying the Investor Warrants and Placement Agent Warrant through filing a registration statement (the “Registration Statement”) within sixty (60) days of closing the Offering, and make the registration statement effective (the “Effective Date”) within one hundred and twenty (120) days of closing the Offering; and grants the Common Stock, Investor Warrants and Placement Agent Warrants issued through the Offering “weighted average” anti-dilution protection for subsequent issuances of Common Stock (or securities convertible into Common Stock) at less than the Common Stock Purchase Price.

Lock-Up Agreements

On various dates preceding July 8, 2005, the Registrant entered into lock-up agreements (the “Lock-Up Agreements”) with all of the Registrant’s officers, members of the board of directors and shareholders that held, prior to the Offering, more than 5% of the outstanding shares of the Registrant’s Common Stock. Specifically, the persons entering Lock-Up Agreements with the Registrant included: Nicholas Anderson, Leonard Bellezza, John (BJ) Lackland, Rick Pulford, Raymond Skiptunis, Steven Strasser, Commerce Energy Group, and Summit Energy Ventures LLC. The Lock-Up Agreements restrict all of these Persons from selling any shares of Common Stock for a period of twelve (12) months from the Effective Date (the “Lock-Up Period”); provided, however, that the Lock-Up Period shall terminate if at any time after the date which is ninety (90) days after the Effective Date, the 20-day average of the closing bid price of the shares of Common Stock on the OTC Bulletin Board exceeds two hundred percent (200%) of the Common Stock Purchase Price ($0.20).

Item 3.02.  Unregistered Sales of Equity Securities

On July 8, 2005, Power Efficiency Corporation (the “Registrant”) issued 12,150,000 shares of common stock (“Common Stock”) and 6,075,000 warrants (the “Investor Warrants”) in a private offering (the “Offering”) to accredited investors for an aggregate of $2,430,000.  The per share purchase price of the Common Stock was $0.20 (the “Common Stock Purchase Price”). The Investor Warrants have a per share exercise price of $0.44 and expire 5 years from the date of issuance.  The Company intends to use the net proceeds from the Offering, of approximately $2,130,000, for the payment of certain post-closing transactional expenses, $165,000 in accrued liabilities and the remainder for working capital purposes.

Joseph Stevens & Company, Inc. (the “Placement Agent”), a registered broker dealer, acted as the sole placement agent for the Offering.  For its services, the Placement Agent received commissions and non-accountable fees totaling $237,900 and 3,645,000 warrants (the “Placement Agent Warrants”). The Placement Agent Warrants have a per share exercise price of $0.20 and expire five years from the date of issuance.

Two convertible notes (the “Notes”) issued by the Registrant on June 9, 2005 and June 16, 2005, in the aggregate principal amount of $300,000, were converted into Common Stock and Investor Warrants on the same terms as those offered to investors in the Offering and no commissions, fees or securities were issued to the Placement Agent in connection with such conversion.

The Offering was exempt from registration under the Securities Act of 1933, as amended, as a transaction not involving any public offering pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

On July 8, 2005, the Registrant’s 4,714,279 shares of outstanding Series A-1 Preferred Stock were converted into 3,918,848 shares of Common Stock.

Item 9.01.  Exhibits

Description of Document		Location

3.1	Form of Investor Warrant	Filed herewith.
3.2	Form of Placement Agent Warrant	Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWER EFFICIENCY CORPORATION
(Registrant)
By:	/s/ Steven Strasser
Steven Strasser, CEO
Date: July 15, 2005